Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-172168) of OPKO Health, Inc. and subsidiaries, and

(2)	Registration Statement (Form S-8 No. 333-144040) of OPKO Health, Inc. and subsidiaries;

of our report dated March 16, 2011, except for the effects of discontinued operations as discussed in Note 1, as to which the date is November 14, 2011, with respect to the consolidated financial statements of OPKO Health, Inc. and subsidiaries included in this Current Report on Form 8-K of OPKO Health, Inc. and subsidiaries.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida

November 14, 2011